EXHIBIT 10.20
PROCEDURES FOR DEFERRAL AND DIVERSIFICATION OF AWARDS
     The following guidelines for deferral and diversification of awards (“Awards”) under the PSP have been adopted by the Benefit Plans Committee pursuant to Section 5.3 of the Fannie Mae Stock Option Plan of 1993 (the “Plan”), and pursuant to authority granted by the Fannie Mae Board of Directors (the “Board”) on November 18, 1997:
     1. An individual who has received an Award and who has been designated as eligible by the Board or by the Chairman of the Board to request deferral of such an Award (a “Participant”) may make an election (“Election”) to defer receipt of an Award.
     2. The Election must specify (a) the date on which amounts in the Participant’s Account (as defined in paragraph 5 below) attributable to the Award deferred by such Election shall be paid or begin to be paid to the Participant pursuant to paragraph 16 below, and (b) the method of such payment. The payment date must be at least one year from the date that an Award would have been paid to a Participant, but for the Participant’s Election to defer receipt of such Award. The Participant may not change the payment date or method specified in his or her Election. In place of a specific date on which distributions under these guidelines will be paid or begin, a Participant may elect to have distributions paid or begin upon his or her Retirement1 or death.
     3. Once made, an Election may not be modified or revoked by the Participant.

[1]	Unless otherwise defined herein, all capitalized terms are as defined in the Fannie Mae Stock Compensation Plan of 1993 (the “Plan”).
AMENDED 1/1/2008

     4. An Election to defer receipt of an Award must be approved (a) by the Chairman of the Board, in the case of a Participant other than the Chairman of the Board, or (b) by the Chairman of the Compensation Committee, in the case of the Chairman of the Board.
     5. Fannie Mae (the “Company”) shall establish for each Participant a bookkeeping account (“Account”) to record deferrals and subsequent adjustments under these guidelines. Each Participant shall have a separate Account. Within a Participant’s Account, each Award deferred under these guidelines shall be accounted for separately. Each Account shall be credited and debited as described below.
     6. On the date that an Award would have been paid to a Participant, but for the Participant’s Election to defer receipt of such Award, the Participant’s Account shall be credited with the number of shares of the Company’s common stock (“Deemed Shares”) that would have been payable under such Award.
     7. Within 30 days of the end of each quarter, a Participant’s Account shall be credited with an amount equal to the dividends that would have been paid with respect to any Deemed Shares credited at the end of such quarter to his or her Account if such Deemed Shares had they been issued and outstanding (“Deemed Dividends”). Upon crediting to a Participant’s Account, such Deemed Dividend shall be converted to shares (or a partial share) of Common Stock using the Fair Market Value on the last day of the most recently ended quarter as the date of valuation to calculate the number of shares (or the partial share) to be so credited.
     8. For purposes of these guidelines, “Fair Market Value” shall mean the per share value of Common Stock as determined by using the mean between the high and low selling prices of Common Stock on the day preceding date of valuation (or, if the New York Stock Exchange (“NYSE”) is not open or the Common Stock is not trading that day, the most recent prior date that the NYSE was open for trading and the Common Stock was traded) as reported for such date on the table entitled “NYSE — Composite Transactions” contained in the Wall Street Journal.

     9. If any of the following events occurs, appropriate adjustments will be made with respect to any Deemed Shares and shares attributable to Deemed Dividends in a Participant’s Account: (a) any extraordinary dividend or other extraordinary distribution in respect of Common Stock (whether in the form of cash, Common Stock, other securities or other property), (b) any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, (c) any issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company (other than to employees) at less than 80 percent of fair value on the date of such issuance, or (d) any other like corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company.
     10. A Participant may elect to have Deemed Shares and Deemed Dividends previously credited to his or her Account converted into a cash credit, provided that such election must be approved (a) by the Chairman of the Board, in the case of a Participant other than the Chairman of the Board, or (b) by the Chairman of the Compensation Committee, in the case of the Chairman of the Board. Such cash credit shall be equal to the Fair Market Value, on the date of conversion, of such Deemed Shares and, upon crediting, will be deemed to be invested in a hypothetical portfolio chosen by the Participant from among such investment options as the Benefit Plans Committee (“Committee”) may designate as available under these guidelines (the “Deemed Investment Portfolio”).”
     11. Amounts credited to a Participant’s Account pursuant to paragraph 10 above shall be adjusted for the deemed gain or loss with respect to the Deemed Investment Portfolio (the “Deemed Earnings”). The Deemed Earnings with respect to each investment option in a Deemed Investment Portfolio shall be determined by reference to the total actual return on such investment option for the period in question.
     12. A Participant’s Account shall be reduced by any payments made to the Participant, his or her beneficiary, estate or representative.

     13. If a Participant elects, pursuant to paragraph 10 above, to have cash credited to his or her Account, he or she shall also designate a Deemed Investment Portfolio, and shall allocate the amount credited to his or her Account as a result of such Election among the investment options offered in the Deemed Investment Portfolio in integral multiples of five percent. A Participant shall so designate a Deemed Investment Portfolio by directly contacting the investment advisor with responsibility for administering the Deemed Investment Portfolio (the “Investment Administrator”). A Participant may change such allocation at any time by notice to the Investment Administrator, in accordance with such procedures as may be established by the Investment Administrator. By allocating amounts to a Deemed Investment Portfolio, a Participant directs the Investment Administrator to notify the Company of such allocation and any changes thereto.
     14. The Company shall have no responsibility for the performance of any hypothetical investment options selected by a Participant.
     15. All entries to a Participant’s Account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder. All payments to be made under these guidelines shall be paid from the general funds of the Company. Participants and their beneficiaries shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under these guidelines. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company’s unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under these guidelines, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person shall have only the unsecured promise of the Company that such payments shall be made.
     16. Except as otherwise provided in paragraphs 23 and 27 below, all payments from an Account will be made or will commence as soon as practicable after the payment date selected by the Participant pursuant to paragraph 2 above.

     17. Except as provided in paragraph 19 below, payment from a Participant’s Account with respect to Deemed Shares or Deemed Dividends credited thereto shall be made in shares of Common Stock. Payments from a Participant’s Account with respect to cash credited to such Account pursuant to paragraph 10 above, and as adjusted by Deemed Earnings thereon, shall be made in cash.
     18. A Participant may elect to receive payments hereunder in one of the following methods:
a.	a single payment,

b.	annual installments over a period of years (selected by the Participant) not to exceed 15, with the amount of each annual installment calculated by dividing the balance of the Account at the end of the prior year by the number of installments remaining to be paid, or

c.	an initial installment of an amount specified by the Participant followed by annual installments over a period of years not to exceed 15 and commencing in a year selected by the Participant, with each annual installment calculated by dividing the balance of the Account at the end of the prior year by the number of installments remaining to be paid.
     19. If any annual installment (other than the last installment), calculated as set forth in paragraph 18 above, would result in the payment of a fractional share of Common Stock, such annual installment shall be reduced to the next lowest whole number of shares of Common Stock. If, as part of the final installment payment, a fractional share of Common Stock would be paid, then in lieu thereof the Fair Market Value of such fractional share on the date the payment is calculated shall be paid in cash.
     20. Notwithstanding any other provision of these guidelines to the contrary, a Participant or beneficiary may receive a payment with respect to his or her Account upon a finding by the Committee in its sole discretion (a) that an unanticipated emergency caused by an event beyond the control of such Participant or beneficiary has occurred and that such emergency would result in financial hardship to such Participant or beneficiary if early payment were not permitted, or (b) that the continued participation of a Participant who is employed by the federal government or that of a state or municipality creates a serious hardship for the Participant because of the conflict of interest or ethics rules of such government. The amount that may be paid pursuant to clause (a) above shall not exceed the amount necessary to meet such financial hardship as determined by the Committee in its sole discretion. The entire balance in the Participant’s Account may be paid pursuant to clause (b) above. The Committee shall have the right to require such Participant or beneficiary to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of such hardship.
     21. Notwithstanding any other provision in these guidelines to the contrary, the Company may apply, at a Participant’s request, such Participant’s Account or a portion thereof in accordance with the provisions of the Fannie Mae Estate Enhancement Plan.
     22. The Company shall have the right to deduct from any payment to be made pursuant to these guidelines any federal, state or local taxes required by law to be withheld.
     23. In the event of the death of a Participant, an amount equal to the balance of the Participant’s Account shall be paid to the Participant’s beneficiary in a single payment within 30 days after the date of such death.
     24. Each Participant shall designate a beneficiary to whom an amount equal to any balance in the Participant’s Account shall be payable on the Participant’s death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, then to the following beneficiaries if then living in the following order of priority: (a) to the Participant’s children (including adopted children and stepchildren) in equal shares, (b) to the Participant’s parents in equal shares, (c) to the Participant’s brothers and sisters in equal shares and (d) to the Participant’s estate. Each Participant may at any time change his or her beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee for such purposes. The interest of any beneficiary who predeceases the Participant will terminate unless otherwise specified by the Participant.
     25. Upon a Participant’s Retirement, payments from the Participant’s Account will be made as the Participant specified in his or her Election.
     26. Upon Termination of Service of a Participant, the balance of such Participant’s Account shall be paid to the Participant in a single payment as soon as practicable after such Termination of Service, unless the Participant elected, in his or her Election, not to have such a single payment provision apply.
     27. If a Participant’s employment with the Company is terminated other than by reason of Retirement or death and the Participant, in his or her Election, elected to have the balance of his or her Account paid, or begin to be paid, after Retirement, and not in a single payment under paragraph 26, the Participant’s date of “Retirement” shall be deemed to be the earliest date on which the Participant could have retired and become entitled to an immediate annuity under the Federal National Mortgage Association Retirement Plan For Employees Not Covered Under Civil Service Retirement Law or under the Civil Service Retirement Law, whichever is applicable, had the Participant continued in the employ of the Company until such date.
     28. Claims for benefits under these guidelines shall be filed with the Committee. If any Participant or other person claims to be entitled to a benefit under these guidelines and the Committee determines that such claim should be denied in whole or in part, the Committee shall notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent provisions of these guidelines, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (d) information as to the steps to be taken if the person wishes to submit a request for review.

Such notification will be given within 90 days after the claim is received by the Committee. If such notification is not given within such period, the claim will be considered denied as of the last day of such period, and such person may request a review of his claim.
     29. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (a) file a written request with the Committee for a review of his denied claim and of pertinent documents and (b) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent provisions of these guidelines. The decision on review will be made within 60 days after the request for review is received by the Committee. If the decision on review is not made within such period, the claim will be considered denied.
     30. These guidelines shall be administered by the Committee. The Committee shall have all powers necessary to carry out the provisions of these guidelines, including, without reservation, the power to delegate administrative matters to other persons and to interpret these guidelines in a manner consistent with its express provisions.
     31. The Company may at any time by action of the Board of Directors terminate these guidelines. Upon termination of these guidelines, no further Elections shall be permitted, but Awards subject to prior Elections will be granted under the terms of these guidelines, and each Participant’s Account as it then exists will be maintained, credited and paid pursuant to the provisions of these guidelines and the Participant’s prior Elections.
     32. The Company may at any time amend these guidelines in any respect, (a) in the case of amendments which have a material effect on the cost to the Company of maintaining these guidelines, by action of the Board of Directors, or (b) with respect to any other amendments, by action of the Committee; provided, however, that no such amendment shall adversely affect the rights of Participants or their beneficiaries to any amounts previously credited to the Participants’ Accounts prior to the adoption of any such amendment.
     33. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under these guidelines, and any payments under these guidelines or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     34. Nothing contained in these guidelines shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an officer or in any other capacity.
     35. These guidelines shall be construed and administered under the laws of the District of Columbia.
     36. The provisions of these guidelines are effective only with respect to those Awards deferred under these guidelines on or prior to December 31, 2004 and not materially modified after October 4, 2004 (“Grandfathered Amounts”). Such Grandfathered Amounts shall be administered and distributed pursuant to the terms of these guidelines, subject only to such amendments, if any, as do not constitute a “material modification” for purposes of Section 1.409A-6(a)(4) of the Treasury Regulations. Such Grandfathered Amounts are intended to be grandfathered for purposes of Section 409A of the Internal Revenue Code (the “Code”) and therefore exempt from Section 409A of the Code. In determining which Awards were deferred as of December 31, 2004, the rules of Section 1.409A-6(a)(3) of the Treasury Regulations will apply. For the avoidance of doubt, no deferrals of any Award shall be permitted under these guidelines after December 31, 2004 except for the continued deferral of any Grandfathered Amounts consistent with the requirements of Section 409A of the Code.